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                                                                    EXHIBIT 4.01

                             CERTIFICATE OF DESIGNATION
                                         of
                    5.864% CUMULATIVE PREFERRED STOCK, SERIES M
                                         of
                                TRAVELERS GROUP INC.

                           ______________________________

                          pursuant to Section 151 of the
                  General Corporation Law of the State of Delaware

                           ______________________________

         TRAVELERS GROUP INC., a Delaware corporation (the "Corporation"), hereby certifies that:

         1. The Restated Certificate of Incorporation, as amended, of the Corporation (the "Certificate of Incorporation") fixes the total number of shares of all classes of capital stock that the Corporation shall have the authority to issue at one billion five hundred million (1,500,000,000) shares of common stock, par value $.01 per share ("Common Stock") and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share ("Preferred Stock").

         2. The Certificate of Incorporation expressly grants to the Board of Directors of the Corporation (the "Board of Directors") authority to provide for the issuance of the shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. Pursuant to resolutions duly adopted by the Board of Directors in accordance with Section 141 of the General Corporation Law of the State of Delaware (the "DGCL"), the Board of Directors has granted such authority to its Executive Committee (the "Executive Committee").

         3. Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, and upon the Executive Committee by resolution of the Board of Directors, the Executive Committee, by action duly taken on July 8, 1997, and the Notes Committee by action duly taken on October 3, 1997 adopted resolutions that provide for a series of Preferred Stock as follows:

         RESOLVED, that an issue of a series of Preferred Stock is hereby provided for, and the number of shares to be included in such series is established,


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and the designation, powers, preference and rights, and qualifications, limitations or restrictions thereof, of such series are fixed, hereby as follows:


              1. DESIGNATION AND NUMBER OF SHARES. The designation of such series shall be 5.864% Cumulative Preferred Stock, Series M (the "Series M Preferred Stock"), and the number of shares constituting such series shall be 800,000. The number of authorized shares of Series M Preferred Stock may be reduced (but not below the number of shares thereof then outstanding) by further resolution duly adopted by the Board of Directors or the Executive Committee and by the filing of a certificate pursuant to the provisions of the DGCL stating that such reduction has been so authorized, but the number of authorized shares of Series M Preferred Stock shall not be increased.

              2. DIVIDENDS. Dividends on each share of Series M Preferred Stock shall be cumulative from the date of original issue of such share and shall be payable, when and as declared by the Board of Directors out of funds legally available therefor, in cash on February 1, May 1, August 1 and November 1 of each year, commencing November 1, 1997.

              Each quarterly period beginning on February 1, May 1, August 1 and November 1 in each year and ending on and including the day next preceding the first day of the next such quarterly period shall be a "Dividend Period." If a share of Series M Preferred Stock is outstanding during an entire Dividend Period, the dividend payable on such share on the first day of the calendar month immediately following the last day of such Dividend Period shall be $3.665 (or one-fourth of 5.864% of the Liquidation Preference (as defined in Section 7) for such share). If a share of Series M Preferred Stock is outstanding for less than an entire Dividend Period, the dividend payable on such share on the first day of the calendar month immediately following the last day of such Dividend Period on which such share shall be outstanding shall be the product of $3.665 multiplied by the ratio (which shall not exceed one) that the number of days that such share was outstanding during such Dividend Period bears to the number of days in such Dividend Period.

              If, prior to 18 months after the date of the original issuance of the Series M Preferred Stock, one or more amendments to the Internal Revenue Code of 1986, as amended


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    (the "Code") are enacted that reduce the percentage of the dividends-received deduction (currently 70%) as specified in section 243(a)(1) of the Code or any successor provision (the "Dividends-Received Percentage"), the amount of each dividend payable (if declared) per share of Series M Preferred Stock for dividend payments made on or after the effective date of such change in the Code will be adjusted by multiplying the amount of the dividend payable described above (before adjustment) by the following fraction (the "DRD Formula"), and rounding the result to the nearest cent (with one-half cent rounded up):

                                     1-.35(1-.70)
                                     ------------
                                     1-.35(1-DRP)

    For the purposes of the DRD Formula, "DRP" means the Dividends-Received Percentage (expressed as a decimal) applicable to the dividend in question; provided, however, that if the Dividends-Received Percentage applicable to the dividend in question shall be less than 50%, then the DRP shall equal .50. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Company receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Company or a private letter ruling or similar form of authorization from the Internal Revenue Service ("IRS") to the effect that such amendment does not apply to a dividend payable on the Series M Preferred Stock, then such amendment will not result in the adjustment provided for pursuant to the DRD Formula with respect to such dividend. Such opinion shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

              If any such amendment to the Code is enacted after the dividend payable on a dividend payment date has been declared, the amount of the dividend payable on such dividend payment date will not be increased; instead, additional dividends (the "Post Declaration Date Dividends") equal to the excess, if any, of (x) the product of the dividend paid by the Company on such dividend payment date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends-Received Percentage applicable to the dividend in question and .50) over (y) the dividend paid by the Company on such dividend payable date, will be payable (if declared) to holders of Series M Preferred Stock on the record date applicable


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    to the next succeeding dividend payment date or, if the Series M Preferred
    Stock is called for redemption prior to such record date, to holders of Series M Preferred Stock on the applicable redemption date, as the case may be, in addition to any other amounts payable on such date.

              If any such amendment to the Code is enacted and the reduction in the Dividends-Received Percentage retroactively applies to a dividend payment date as to which the Company previously paid dividends on the Series M Preferred Stock (each, an "Affected Dividend Payment Date"), the Company will pay (if declared) additional dividends (the "Retroactive Dividends") to holders of Series M Preferred Stock on the record date applicable to the next succeeding dividend payment date (or, if such amendment is enacted after the dividend payable on such dividend payment date has been declared, to holders of Series M Preferred Stock on the record date following the date of enactment) or, if the Series M Preferred Stock is called for redemption prior to such record date, to holders of Series M Preferred Stock on the applicable redemption date, as the case may be, in an amount equal to the excess of (x) the product of the dividend paid by the Company on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends-Received Percentage and .50 applied to each Affected Dividend Payment Date) over (y) the sum of the dividend paid by the Company on each Affected Dividend Payment Date; provided, however that if the Company has received the opinion, letter ruling or authorization referred to above, with respect to a dividend payable on the Affected Payment Date, then no such Retroactive Dividends will be payable.

              Each dividend on the shares of Series M Preferred Stock shall be paid to the holders of record of shares of Series M Preferred Stock as they appear on the stock register of the Company on such record date, not more than 60 days nor less than 10 days preceding the payment date of such dividend, as shall be fixed in advance by the Board of Directors. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed in advance by the Board of Directors.


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              If there shall be outstanding shares of any other class or series of preferred stock of the Company ranking on a parity as to dividends with the Series M Preferred Stock, the Company, in making any dividend payment on account of arrears on the Series M Preferred Stock or such other class or series of preferred stock, shall make payments ratably upon all outstanding shares of Series M Preferred Stock and such other class or series of preferred stock in proportion to the respective amounts of dividends in arrears upon all such outstanding shares of Series M Preferred Stock and such other class or series of preferred stock to the date of such dividend payment.

              Holders of shares of Series M Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on such shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment that is in arrears.

              3. REDEMPTION. The Series M Preferred Stock is not subject to any mandatory redemption pursuant to a sinking fund or otherwise. The Company, at its option, may redeem shares of Series M Preferred Stock, as a whole or in part, at any time or from time to time on or after October 8, 2007, at a price of $250 per share, plus accrued and accumulated but unpaid dividends thereon to but excluding the date fixed for redemption (the "Redemption Price").

              If the Company shall redeem shares of Series M Preferred Stock pursuant to this Section 3, notice of such redemption shall be given by first class mail, postage prepaid, not less than 30 or more than 90 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as shown on the stock register of the Company. Each such notice shall state: (a) the redemption date; (b) the number of shares of Series M Preferred Stock to be redeemed and, if less than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (c) the Redemption Price;
    (d) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (e) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Company in providing money for the payment of the Redemption Price) dividends on the shares of Series


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    M Preferred Stock so called for redemption shall cease to accrue, and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the Redemption Price) shall cease. Upon surrender in accordance with such notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), the Company shall redeem such shares at the Redemption Price. If less than all the outstanding shares of Series M Preferred Stock are to be redeemed, the Company shall select those shares to be redeemed from outstanding shares of Series M Preferred Stock not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Board of Directors to be equitable.

              The Company shall not redeem less than all the outstanding shares of Series M Preferred Stock pursuant to this Section 3, or purchase or acquire any shares of Series M Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series M Preferred Stock, unless full cumulative dividends shall have been paid or declared and set apart for payment upon all outstanding shares of Series M Preferred Stock for all past Dividend Periods, and unless all matured obligations of the Company with respect to all sinking funds, retirement funds or purchase funds for all series of Preferred Stock then outstanding have been met.

              4. SHARES TO BE RETIRED. All shares of Series M Preferred Stock redeemed by the Company shall be retired and canceled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be reissued.

              5. CONVERSION OR EXCHANGE. The holders of shares of Series M Preferred Stock shall not have any rights to convert any such shares into or exchange any such shares for shares of any other class or series of capital stock of the Company.

              6. VOTING. Except as otherwise provided in this Section 6 or as otherwise required by law, the Series M Preferred Stock shall have no voting rights.

              If six quarterly dividends (whether or not consecutive) payable on shares of Series M Preferred Stock are in


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    arrears at the time of the record date to determine stockholders for any annual meeting of stockholders of the Company, the number of directors of the Company shall be increased by two, and the holders of shares of Series M Preferred Stock (voting separately as a class with the holders of shares of any one or more other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) shall be entitled at such annual meeting of stockholders to elect two directors of the Company, with the remaining directors of the Company to be elected by the holders of shares of any other class or classes or series of stock entitled to vote therefor. In any such election, holders of shares of Series M Preferred Stock shall have one vote for each share held.

              At all meetings of stockholders at which holders of Preferred Stock shall be entitled to vote for Directors as a single class, the holders of a majority of the outstanding shares of all classes and series of capital stock of the Company having the right to vote as a single class shall be necessary to constitute a quorum, whether present in person or by proxy, for the election by such single class of its designated Directors. In any election of Directors by stockholders voting as a class, such Directors shall be elected by the vote of at least a plurality of shares held by such stockholders present or represented at the meeting. At any such meeting, the election of Directors by stockholders voting as a class shall be valid notwithstanding that a quorum of other stockholders voting as one or more classes may not be present or represented at such meeting.

              Any director who has been elected by the holders of shares of Series M Preferred Stock (voting separately as a class with the holders of shares of any one or more other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) may be removed at any time, with or without cause, only by the affirmative vote of the holders of the shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If a vacancy occurs among the Directors elected by such stockholders voting as a class, other than by removal from office as set forth in the preceding sentence, such vacancy may be filled by the remaining Director so elected, or his successor then in office, and the Director so elected to fill such vacancy shall serve until the next meeting of stockholders for the election of Directors.


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              The voting rights of the holders of the Series M Preferred Stock to elect Directors as set forth above shall continue until all dividend arrearages on the Series M Preferred Stock have been paid or declared and set apart for payment. Upon the termination of such voting rights, the terms of office of all persons who may have been elected pursuant to such voting rights shall immediately terminate, and the number of directors of the Company shall be decreased by two.

              Without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Preferred Stock then outstanding, voting separately as a class without regard to series, with the holders of shares of Series M Preferred Stock being entitled to cast one vote per share, the Company may not:

              (i) create any class of stock that shall have preference as to dividends or distributions of assets over the Series M Preferred Stock; or

              (ii) alter or change the provisions of the Certificate of Incorporation (including any Certificate of Amendment or Certificate of Designation relating to the Series M Preferred Stock) so as to adversely affect the powers, preferences or rights of the holders of shares of Series M Preferred Stock;

    PROVIDED, however, that if such creation or such alteration or change would adversely affect the powers, preferences or rights of one or more, but not all, series of Preferred Stock at the time outstanding, such alteration or change shall require consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of all of the shares of all such series so affected, voting as a class.

              7. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Company, voluntary or involuntary, the holders of Series M Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets shall be made to the holders of the Common Stock or of any other shares of stock of the Company ranking as to such distribution junior to the Series M Preferred Stock, a liquidating distribution in an amount equal to $250 per share (the "Liquidation Preference") plus an amount equal to any accrued and accumulated but unpaid


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    dividends thereon to the date of final distribution. The holders of the
    Series M Preferred Stock shall not be entitled to receive the Liquidation Preference and such accrued dividends, however, until the liquidation preference of any other class of stock of the Company ranking senior to the Series M Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full.

              If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets available for distribution are insufficient to pay in full the amounts payable with respect to the Series M Preferred Stock and any other shares of stock of the Company ranking as to any such distribution on a parity with the Series M Preferred Stock, the holders of the Series M Preferred Stock and of such other shares shall share ratably in any distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled.

              After payment to the holders of the Series M Preferred Stock of the full preferential amounts provided for in this Section 7, the holders of the Series M Preferred Stock shall be entitled to no further participation in any distribution of assets by the Company.

              Consolidation or merger of the Company with or into one or more other corporations, or a sale, whether for cash, shares of stock, securities or properties, of all or substantially all of the assets of the Company, shall not be deemed or construed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 7 if the preferences or special voting rights of the holders of shares of Series M Preferred Stock are not impaired thereby.

              8. LIMITATION ON DIVIDENDS ON JUNIOR STOCK. So long as any Series M Preferred Stock shall be outstanding the Company shall not declare any dividends on the Common Stock or any other stock of the Company ranking as to dividends or distributions of assets junior to the Series M Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, a sinking fund or other similar fund or agreement for the purchase, redemption or other retirement of any shares of Junior Stock, or make any distribution in respect thereof, whether


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    in cash or property or in obligations or stock of the Company, other than a distribution of Junior Stock (such dividends, payments, setting apart and distributions being herein called "Junior Stock Payments"), unless the following conditions shall be satisfied at the date of such declaration in the case of any such dividend, or the date of such setting apart in the case of any such fund, or the date of such payment or distribution in the case of any other Junior Stock Payment:

              (i) full cumulative dividends shall have been paid or declared and set apart for payment on all outstanding shares of Preferred Stock other than Junior Stock; and

              (ii) the Company shall not be in default or in arrears with respect to any sinking fund or other similar fund or agreement for the purchase, redemption or other retirement of any shares of Preferred Stock other than Junior Stock;

    PROVIDED, however, that any funds theretofore deposited in any sinking fund or other similar fund with respect to any Preferred Stock in compliance with the provisions of such sinking fund or other similar fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund or other similar fund regardless of whether at the time of such application full cumulative dividends upon shares of Series M Preferred Stock outstanding to the last dividend payment date shall have been paid or declared and set apart for payment by the Company.


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    Travelers Group Inc. has caused this Certificate to be duly executed by its
    Executive Vice President, and attested by its Assistant Secretary this 7th day of October, 1997.


                                       TRAVELERS GROUP INC.



                                       By   /s/ Charles O. Prince, III
                                          -------------------------------------
                                            Charles O. Prince, III
                                            Executive Vice President


Attest:



   /s/ Shelley J. Dropkin
----------------------------
Shelley J. Dropkin
Assistant Secretary


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